UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 31, 2010
BORDERS GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	1-13740 (Commission File Number)	38-3294588 (IRS Employer Identification No.)
100 Phoenix Drive
Ann Arbor, Michigan 48108
(Address of Principal Executive Offices and Zip Code)
(734) 477—1100
(Registrant’s Telephone Number, including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-10.2
EX-10.3

Item 1.01.	Entry into a Material Definitive Agreement.
Revolving Credit Agreement
     On March 31, 2010, Borders Group, Inc. (the “Company”) entered into a Third Amended and Restated Revolving Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and other lenders, under which the lenders committed to provide up to $970.5 million in loans under a secured revolving credit facility (the “Credit Facility”). The Credit Agreement amends and restates the Company’s existing Second Amended and Restated Multicurrency Revolving Credit Agreement dated as of July 31, 2006, as previously amended. Bank of America, N.A. and General Electric Capital Corporation are the co-collateral agents, Wells Fargo Retail Finance, LLC and General Electric Capital Corporation are co-syndication agents and JPMorgan Chase Bank, N.A. is the documentation agent for the Credit Facility. Banc of America Securities LLC, J.P. Morgan Securities Inc., GE Capital Markets, Inc. and Wells Fargo Retail Finance, LLC are the joint lead arrangers and joint bookrunners for the Credit Facility.
     The commitments of the lenders to provide the Credit Facility are divided into an existing tranche maturing on July 31, 2011 (the “Existing Tranche”) and an extended tranche maturing on March 31, 2014 (the “Extended Tranche”). The aggregate commitments of the lenders in connection with the Existing Tranche and Extended Tranche are $270.5 million and $700 million, respectively.
     The Company and its Borders, Inc. subsidiary will be permitted to borrow under the Credit Facility. The Credit Facility will be secured by a first priority security interest in substantially all of the inventory, accounts receivable, cash and cash equivalents and certain other collateral of the borrowers and guarantors under the Credit Facility (collectively, the “Credit Facility Parties”) and a first priority pledge of equity interests in certain of the Company’s subsidiaries, and a second priority security interest in equity interests in certain of the Company’s other subsidiaries, intellectual property, equipment and certain other property.
     The commitments by the lenders under the Credit Facility are subject to borrowing base and availability restrictions. Up to $75 million of the Credit Facility may be used for the issuance of letters of credit and up to $50 million of the Credit Facility may be used for the making of swing line loans.
     Interest under the Credit Facility will accrue, at the election of the Company, at a Base Rate or LIBO Rate, plus, in each case, an Applicable Margin, which is determined by reference to the level of Availability as defined in the Credit Agreement, with the Applicable Margin for LIBO Rate loans ranging from 2.00% to 4.25% and the Applicable Margin for Base Rate loans ranging from 0.25% to 3.25%. In addition, commitment fees ranging from 0.25% to 0.75% (determined by reference to the level of usage under the Credit Facility) are also payable on unused commitments. Letter of credit fees are payable on the maximum daily amount to be drawn under a letter of credit at a rate equal to the Applicable Margin for LIBO Rate Loans ranging from 1.00% to 4.25%. Lower Applicable Margins and fees are generally applicable to borrowings under the Existing Tranche, which matures on July 31, 2011, than to borrowings under the Extended Tranche.
     The Credit Agreement limits the Company’s ability to incur additional indebtedness, create liens, make investments, make restricted payments (including any required cash-out of the warrants issued by the Company to Pershing Square Capital Management, L.P. or its affiliates) or specified payments and merge or acquire assets, among other things. The lenders will assume dominion and control over the Credit Facility Parties’ cash if Availability (or, if in effect, Adjusted Excess Availability ) under the Credit Facility falls below the greater of (i) $65 million or (ii) 15% of the lesser of the applicable borrowing base or the aggregate commitments of the lenders in connection with the Credit Facility.

     The Credit Agreement contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, customary ERISA defaults, certain events of bankruptcy and insolvency, judgment defaults, the invalidity of liens on collateral, change in control, cessation of business or the liquidation of material assets of the Credit Facility Parties taken as a whole, the occurrence of an uninsured loss to a material portion of collateral and failure of the obligations under the Credit Facility to constitute senior indebtedness under any applicable subordination or intercreditor agreements.
     The proceeds from the Credit Facility will be used by the Company to refinance existing indebtedness, for working capital, to finance capital expenditures and for other general corporate purposes.
     The Company will pay certain customary fees and expenses in connection with obtaining the lenders’ commitments pursuant to the terms of a related fee letter.
     The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Term Loan Agreement
     On March 31, 2010, the Company entered into a Term Loan Agreement (the “Term Loan Agreement”) with GA Capital LLC, as administrative agent, and other lenders, under which the lenders committed to provide a secured term loan facility (the “Term Loan Facility”) comprised of a $80 million tranche and a $10 million tranche. Banc of America Securities LLC is the sole arranger and sole bookrunner for the Term Loan Facility.
     The $10 million tranche of the Term Loan Facility will be payable in equal monthly installments of $2.5 million each on the first day of September, October, November and December, 2010, with the remaining $80 million tranche maturing on March 31, 2014. The Company may prepay the Term Loan Facility at any time, subject to a prepayment premium of the greater of all remaining unpaid interest and fees that would have otherwise accrued through the end of the first year of the facility, a 3% prepayment premium if prepaid during the second year and a 2% prepayment premium if prepaid during the third year. The Company may also prepay up to $20 million of the Term Loan Facility at any time, subject to a prepayment premium of 2% if the prepayment occurs prior to the third anniversary of the Term Loan Agreement. If the Company sells the stock or assets of its Paperchase Products Limited (“Paperchase”) subsidiary, the Company will be obligated under the Term Loan Agreement to apply the first $25 million of proceeds from the sale to prepay the Term Loan Facility, without premium or penalty, and to apply the remainder of the proceeds from the sale to prepay the outstanding loans under the Credit Facility
     The Company and its Borders, Inc. subsidiary will be borrowers under the Term Loan Facility. The Term Loan Facility will be secured by (i) a first priority security interest in 65% of the voting stock of Paperchase, intellectual property of the Company and its subsidiaries and the fixed assets of the borrowers and guarantors under the Term Loan Facility (collectively, the “Term Loan Facility Parties”) and (ii) a second priority security interest in all of the collateral securing the Credit Facility. In the event that any prepayments (other than a mandatory prepayment as a result of the sale of Paperchase) result in a reduction of the outstanding amount of the Term Loan Facility to $65 million or less, the liens of the lenders under the Term Loan Facility on the Company’s intellectual property will be subordinated to the liens of the lenders under the Credit Facility.
     The commitments by the lenders under the Term Loan Facility are subject to borrowing base and availability restrictions. The Term Loan Agreement provides for a seasonal minimal excess availability requirement that obligates the Company to maintain higher levels of excess availability under the Term Loan Facility during the months of December and January of each year. The seasonal minimum excess

Availability amount is equal to (i) 10% of lesser of the applicable borrowing base under the Term Loan Facility and the amount of the Term Loan Facility (but no less than $50 million) plus (ii) $35 million minus the amount of any prepayments under the Term Loan Facility. If the Company fails to achieve at least 80% of its projected consolidated earnings before interest, taxes, depreciation and amortization, these increased excess availability requirements will become applicable throughout the remainder of the term of the Term Loan Facility. If at any time the Company fails to meet the borrowing base or excess availability requirements under the Term Loan Facility, the lenders under the Credit Facility will be required to reduce the availability under the Credit Facility by a corresponding amount. The Company may also remedy any such failure through repayments of principal under the Term Loan Facility. In addition, under the Term Loan Agreement, if the Company does not complete an offering of equity securities resulting in net proceeds of at least $25 million within 45 days after the date of the Term Loan Agreement, a reserve of $10 million will be recorded against the borrowing base under the Credit Agreement, which will reduce the amounts the Company is permitted to borrow under the Credit Agreement. This reserve amount is reduced by the amount of any repayments of the $10 million tranche of the Term Loan Facility required to be repaid during 2010.
     Interest under the Term Loan Facility will accrue at a LIBO Rate as defined in the Term Loan Agreement, plus 12.25%. The minimum LIBO Rate under the Term Loan Agreement is 2.5%.
     The Term Loan Agreement limits the Company’s ability to incur additional indebtedness, create liens, make investments, make restricted payments (including any required cash-out of the warrants issued by the Company to Pershing Square Capital Management, L.P. or its affiliates) or specified payments and merge or acquire assets, among other things. The negative and affirmative covenants in the Term Loan Agreement are substantially consistent with the covenants in the Revolving Credit Agreement, subject in certain cases to differences that make the covenants in the Term Loan Agreement less restrictive than the corresponding covenants in the Revolving Credit Agreement, except that the Company’s ability to pay certain debt will be limited. The Term Loan Agreement does not include any financial covenants.
     The Term Loan Agreement contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, customary ERISA defaults, certain events of bankruptcy and insolvency, judgment defaults, the invalidity of liens on collateral, change of control, cessation of business or the liquidation of material assets of the Term Loan Facility Parties taken as a whole, the occurrence of an uninsured loss to a material portion of collateral and failure of the obligations under the Term Loan Facility to constitute senior indebtedness under any subordinated indebtedness.
     The proceeds from the Term Loan Facility will be used by the Company, for working capital, to finance capital expenditures and for other general corporate purposes.
     The Company will pay certain customary fees and expenses in connection with obtaining the lenders’ commitments pursuant to the terms of a related fee letter.
     The foregoing description of the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.
Intercreditor Agreement
     On March 31, 2010, the Company entered into an Intercreditor Agreement (the “Intercreditor Agreement”) with the lenders under the Revolving Credit Facility and the Term Loan Facility. The Intercreditor Agreement includes provisions establishing the rights and obligations of the lenders under the Credit Agreement and Term Loan Agreement with respect to payments and prepayments of principal and interest by the Company and with respect to the collateral securing the Company’s obligations under the Credit Agreement and Term Loan Agreement.

     The foregoing description of the Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the Intercreditor Agreement, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information regarding the Credit Agreement, the Term Loan Agreement and the Intercreditor Agreement and related transactions entered into by the Company contained in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description
10.1	Third Amended and Restated Revolving Credit Agreement dated as of March 31, 2010 between and among Borders Group, Inc., Borders, Inc. and the lenders and agents named therein.
10.2	Term Loan Agreement dated as of March 31, 2010 between and among Borders Group, Inc., Borders, Inc. and the lenders and agents named therein.
10.3	Intercreditor Agreement dated as of March 31, 2010 between and among Borders Group, Inc., Borders, Inc. and the lenders and agents named therein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2010	BORDERS GROUP, INC.
	By:	/s/ Mark R. Bierley
Mark R. Bierley
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Third Amended and Restated Revolving Credit Agreement dated as of March 31, 2010 between and among Borders Group, Inc., Borders, Inc. and the lenders and agents named therein.
10.2	Term Loan Agreement dated as of March 31, 2010 between and among Borders Group, Inc., Borders, Inc. and the lenders and agents named therein.
10.3	Intercreditor Agreement dated as of March 31, 2010 between and among Borders Group, Inc., Borders, Inc. and the lenders and agents named therein.